Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 17, 2019, with respect to the consolidated balance sheets of Enviva Wilmington Holdings, LLC and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, members’ capital, and cash flows for each of the years in the two-year period ended December 31, 2018 and 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

July 9, 2020